UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2014

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                               Unregistered Sales of Equity Securities.

As previously disclosed, on November 13, 2013, Uranium Resources, Inc. (the “Company” or “URI”) entered into a Loan Agreement (the “Loan Agreement”) among the Company, each of the Company’s subsidiaries, as guarantors, and Resource Capital Fund V L.P. (“RCF”), pursuant to which RCF advanced $3.0 million to the Company following the closing of the Loan Agreement and committed, subject to the terms and conditions thereof (including stockholder approval of the Loan Agreement), to advance up to an additional $12.0 million to the Company.  RCF advanced an additional $2.0 million to the Company on February 4, 2014.

Following the approval of the Loan Agreement by the Company’s stockholders at a special meeting held on January 29, 2014, RCF may at any time convert amounts drawn under the Loan Agreement (including amounts previously repaid) into shares of URI common stock at an initial rate of $2.60 per share. The conversion rate is subject to customary anti-dilution adjustments and further downward adjustment in the case of certain equity issuances by the Company before November 13, 2014. If RCF were to elect to convert the $5.0 million outstanding under the Loan Agreement at the current conversion rate of $2.60 per share, the Company would issue 1,923,077 shares of common stock to RCF, increasing RCF’s ownership to approximately 38.2% of the Company’s issued and outstanding common stock. If the Company were to draw the entire $15.0 million available under the Loan Agreement, RCF could convert such amount into 5,769,231 shares of URI common stock at the current conversion rate of $2.60 per share, which, together with the issuance of shares in satisfaction of interest and the commitment fee discussed below, would result in RCF owning approximately 50.3% of the Company’s issued and outstanding common stock.

Interest on amounts outstanding under the Loan Agreement, which accrues at 10% following stockholder approval of the Loan Agreement, and a 1% commitment fee may be satisfied by the issuance of shares at RCF’s election, in each case valued at the volume weighted average price of the Company’s common stock for the twenty trading days preceding the most recent quarter end date before the issuance of such shares. If interest were to accrue on the full amount available under the Loan Agreement through maturity on December 31, 2016, and the Company’s shares issued in satisfaction thereof were valued at $2.60 per share, the Company estimates that it would issue approximately 1,593,248 shares in satisfaction of interest under the Loan Agreement. Similarly, if the full commitment fee were incurred, and the shares issued were valued at $2.60 per share, the Company estimates that it would issue approximately 22,073 shares in satisfaction of the commitment fee. Both of these amounts could increase significantly if the value of the Company’s common stock decreases.

On February 4, 2014, the Company issued to RCF (i) 117,188 shares of common stock in satisfaction of a $300,000 establishment fee under the Loan Agreement, valuing such shares at the volume weighted average price of the Company’s common stock for the twenty trading days preceding October 18, 2013, and (ii) 21,218 shares of common stock in satisfaction of interest and the 1% commitment fee through December 31, 2013, valuing such shares at the volume weighted average price of the Company’s common stock for the twenty trading days preceding December 31, 2013.

The shares issued in satisfaction of the establishment fee, interest and commitment fee on February 4, 2014 were issued, and any additional shares issued under the Loan Agreement will be issued, to RCF pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.  All shares issuable under the Loan Agreement are subject to registration under the Registration Rights Agreement, dated March 1, 2012, between the Company and RCF, under which the Company is required to register the shares on a shelf registration statement.

Item 5.07                               Submission of Matters to a Vote of Security Holders.

A special meeting of the Company’s stockholders was held on January 29, 2014. The total number of shares of the Company’s common stock voted in person or by proxy at the special meeting was 9,663,947, constituting a quorum and representing approximately 48.8% of the 19,800,690 shares issued and outstanding as of the record date for the special meeting and entitled to vote.  The number of votes cast for or against, as well as abstentions and broker non-votes, with respect to each proposal is set out below.

Proposal 1.                        Approval of Loan Agreement and Issuances Thereunder

The stockholders approved the terms of the Loan Agreement and the issuance of approximately 7.5 million shares of URI common stock thereunder (subject to adjustment), consisting of approximately 5.8 million shares issuable upon the conversion of amounts drawn under the Loan Agreement and approximately 1.7 million shares issuable in satisfaction of interest and fees under the Loan Agreement. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,877,808	139,289	6,521,784	125,066

Proposal 2.                        Adjournment of the Special Meeting

By the vote reflected below, the stockholders authorized an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1:

Votes For	Votes Against	Abstentions
2,992,948	145,086	6,525,913

Item 8.01                               Other Events.

On January 30, 2014, the Company issued a press release in connection with the results of the special meeting of stockholders held on January 29, 2014.  The press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                               Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2014

URANIUM RESOURCES, INC.

	By:	/s/ Jeffrey L. Vigil
	Name:	Jeffrey L. Vigil
	Title:	Vice President—Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated January 30, 2014.